Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ATIF Holdings Limited

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333- 268927) of our report dated November 13, 2023, with respect to our audits of the consolidated financial statements of ATIF Holdings Limited as of and for the years ended July 31, 2023 and 2022, which are incorporated in this Annual Report on Form 10-K of ATIF Holdings Limited for the year ended July 31, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 13, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us